Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-62045, 333-44198, 333-88880, 333-110679, 333-125395, 333-149783, 333-168601, 333-210846, and 333-215219) on Form S-8 of Echelon Corporation, Inc. of our report dated March 27, 2018, with respect to the consolidated balance sheets of Echelon Corporation, Inc. as of December 31, 2017 and December 31, 2016, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2017.

/s/ Armanino LLP

San Jose, California
March 27, 2018